Exhibit 99.1

Omeros Announces Exclusive License Agreement for Omeros’ Arthroscopic Product OMS103

— U.S. Sales to Begin This Year —

SEATTLE, WA — June 16, 2015 — Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for both large-market as well as orphan indications, today announced that it has entered into an exclusive license agreement with affiliates of Fagron NV (EBR: FAGR) for the commercialization of OMS103, Omeros’ product for arthroscopic surgery.

OMS103, added to standard irrigation solution used in arthroscopy, is Omeros’ proprietary PharmacoSurgery® product designed to provide a multimodal approach to block preemptively the inflammatory cascade induced by arthroscopic surgical procedures. Nearly five million arthroscopic procedures are projected to be performed in the U.S. in 2015.

Under the terms of the license agreement, Omeros granted Fagron an exclusive license to the OMS103 intellectual property, manufacturing information, and clinical data in the United States. In exchange for the U.S. license, Fagron will pay Omeros a substantial majority share of the gross revenues generated from sales of OMS103 with Omeros also receiving a minimum revenue per vial sold. In addition, Fagron will pay Omeros up to an aggregate total of $10 million in commercial milestones, some of which will be received by Omeros as revenue-share enhancement on early sales. Fagron is obligated to meet performance diligence requirements including the commencement of sales of OMS103 in 2015, to bear all sales and marketing costs, and to meet annual sales volume minimums. In addition to transferring the manufacturing and clinical information related to OMS103, Omeros is obligated to provide Fagron with introductions to arthroscopy thought leaders and assistance in understanding the therapeutic field as well as administration methods and to provide Fagron for 12 months with reasonable access to Omeros personnel to respond to any queries regarding the clinical and manufacturing data. Omeros will incur no further development costs, other than maintaining the licensed intellectual property, in connection with OMS103. The licensing agreement also contemplates potential partnerships for additional products from Omeros’ PharmacoSurgery platform.

“Early postoperative pain is predominantly inflammatory pain, and clinical evaluation of OMS103 demonstrated better pain reduction together with less narcotic usage and less frequent incidence of postoperative inflammatory problems,” stated William E. Garrett, Jr., M.D., Ph.D, professor of orthopaedic surgery and team physician at Duke University. “There is increasing evidence that intraoperative joint inflammation is detrimental to the long-term health of the joint, and control of postoperative pain and inflammation is critical to functional recovery in arthroscopy patients. Delivered intraoperatively, OMS103 provides an opportunity to inhibit inflammation and related problems before they begin and could become a key component in managing arthroscopy patients.”

“We selected Fagron as our U.S. partner for OMS103 because of its robust sterile GMP manufacturing and commercial capabilities,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We believe that Fagron has the reach and expertise to bring OMS103 to orthopedic surgeons and their patients nationwide.”

In addition to its current U.S. sterile manufacturing capabilities, Fagron is scheduled to open later this year one of the country’s largest FDA-registered 503B human drug outsourcing facilities, which is expected to utilize automation not yet seen in the nation’s sterile compounding industry. Together with Fagron’s current operations, this state-of-the-art outsourcing facility is planned for use to produce commercial supplies of OMS103.

About Omeros’ OMS103 Program

OMS103 is a proprietary combination of anti-inflammatory/analgesic active pharmaceutical ingredients (APIs), specifically amitriptyline, ketoprofen and oxymetazoline, each with well-known safety and pharmacologic profiles. One of the major challenges facing orthopedic surgeons performing arthroscopic procedures is adequately controlling the local inflammatory response to surgical trauma, particularly the inflammatory pain and swelling that are associated with detrimental effects on the long-term health of the joint. Added to standard irrigation solutions, OMS103 is delivered directly to the joint throughout arthroscopy, and is designed to act simultaneously at multiple distinct targets to block preemptively the inflammatory cascade induced by arthroscopic surgery.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria® (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. The marketing authorization application (MAA) for Omidria recently received a unanimous positive opinion from the European Medicines agency, which forwarded the MAA to the European Commission for decision regarding final approval. Omeros has five clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on beliefs and assumptions of Omeros’ management and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with Omeros’ collaboration with JCB contained in this press release, Omeros’ ability to obtain regulatory approval for its Marketing Authorization Application in the EU for the commercialization of Omidria®, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, product commercialization, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the Omeros’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Omeros Corporation

Investor Relations

206.676.5000

ir@omeros.com